EXHIBIT 15

ACCOUNTANT'S AWARENESS LETTER

Securities and Exchange Commission
450 Fifth Street, N.W

Washington, D.C. 20549

We are aware that our report dated November 2, 2004, on our review of the interim financial statements of Greenlite Ventures, Inc. as of September 30, 2004 and September 30, 2003 and for the six month period ended September 30, 2004 is included in the Company's Registration Statement on Form SB-2. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ Sarna & Company

Sarna & Company
Certified Public Accountants
Westlake Village, California
December 22, 2004